NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 August 25, 1998

                            MAGELLAN TECHNOLOGY, INC.

You are cordially invited to attend a special Meeting of Shareholders of Magellan Technology, Inc. (the "Company"), which will be held on Tuesday, August 25, 1998 at 3:00 p.m., at the Little America Hotel and Towers 500 South Main Street, Salt Lake City, Utah 84101 (the "Annual" Meeting"), for the following purposes, which are more fully described in the Information Statement accompanying this Notice:


         (i) To elect five directors of the Company, each to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified;

         (ii) To consider and vote upon a proposal to amend the Company's Articles of Incorporation to increase the number of shares of the Common Stock of the Company, $.0002 par value, which the Company is authorized to issue from 25,000,000 shares to 50,000,000 shares of Common Stock;

         (iii) To consider and vote upon a proposal to amend the Magellan Technology, Incorporated Stock Incentive Plan to increase by 2,000,000 the number of shares of the Common Stock of the Company from 2,500,000 shares to 4,500,000 shares available for issuance pursuant to grants thereunder;

         (iv) To consider and vote upon a proposal to ratify the appointment of Tanner + Company as independent auditor of the Company for the year ending December 31, 1998; and

         (v) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on July 6, 1998 as the record date for the determination of shareholders entitle to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

         All shareholders are cordially invited to attend the Annual Meeting in person.


                               By Order of the Board of Directors


                                /s/ Douglas M. Angus
                                ------------------------------------
                                Douglas M. Angus
                                Secretary


July 15, 1998








                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                   SCHEDULE 14c INFORMATION STATEMENT PURSUANT
                        TO SECTION 14c OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Check the appropriate box:

|X|      Preliminary Information Statement
|_|      Confidential, Use of the Commission Only
         (as permitted by Rule 14c-5(d)(2)) Statement
|_|      Definitive Information Statement
|_|      Definitive Additional Materials


                            Magellan Technology, Inc.
               -------------------------------------------------
                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (Check the appropriate box):


|X|      No fee required

          Fee computed on table below per Exchange Act Rules 14c-5(g)(4) and 0-11.

           1)Title of each class of securities to which transaction applies:
           2)Aggregate number of securities to which transaction applies:
           3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the fee is calculated and state how it was determined):
           4)Proposed maximum aggregate value of transaction:
           5)Total fee paid:


|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  1)        Amount Previously Paid:
                  2)        Form, Schedule or Registration Statement No.:
                  3)        Filing Party:
                  4)        Date Filed:

                            Magellan Technology, Inc.
                              13526 South 110 West
                               Draper, Utah 84020




                              INFORMATION STATEMENT

                         Annual Meeting of Shareholders

                                 August 25, 1998

         This Information Statement is being furnished to the shareholders of Magellan Technology, Inc., a Utah Corporation (the "Company"), pursuant to
Section 14(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Regulation 14(c) in connection with the Special Meeting of
Shareholders of the Company to be held Tuesday, August 25, 1998 and at any adjournment or postponement thereof (the "Special Meeting"). This Information Statement and the Notice of Special Meeting of Shareholders are first being mailed to shareholders of the Company on or about July 31, 1998.

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

         The Company will bear all costs and expenses relating to preparing, printing and mailing to shareholders this Information Statement and accompanying materials. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.


                                     VOTING

Record Date

         The Board has fixed the close of business on July 6, 1998 as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 17,599,536 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. Accordingly, 17,599,536 votes are entitled to be cast on each matter submitted to a vote at the Annual Meeting.

Required Vote

          A majority of the outstanding shares of Common Stock entitled to vote, represented in person or by properly executed proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes, which are indications by a broker that it does not have discretionary authority to vote on a particular matter, will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah corporate law and the Articles and Bylaws of the Company (the "Bylaws"), once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of the proposal exceed the votes cast against such proposal.

          In the election of directors, the five nominees receiving the highest number of votes will be elected. For approval of the proposed amendments to the Articles; the proposed amendment to increase the number of shares, the proposed amendment to the Option Plan to increase the number of shares available for issuance pursuant to grants thereunder and the proposed ratification of the independent auditor, the votes cast in favor of each such proposal must exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not have the effect of being considered as votes cast against any matter considered at the Annual Meeting.

ELECTION OF DIRECTORS

Nominees for Election as Directors

          At the Annual Meeting, six directors of the Company (constituting the entire Board) are to be elected to serve until the next annual meeting of shareholders and until their successors shall be duly elected and qualified. Each of the nominees for director identified below is currently a director of the Company. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board. The five nominees receiving the highest number of votes at the Annual Meeting will be elected.

Name                  Age                   Position              Director Since

William A. Fresh     69       Chairman of the Board and
                              Chief Executive Officer
                              MTI, STI, BC, BII and SSC                   1989
Reginald Hughes      53       Director; Executive Vice President BII      1996
Darwin Millet        45       Director                                    1994
Richard I. Winwood   55       Director                                    1995
Irving Monclova      66       Director; President, SSC                    1998
------------------------------------------------------------------------------
(MTI refers to the Company, SkyHook Technologies, Inc. ("STI"), BioMeridian Corporation ("BC"), BioMeridian
International, Inc. ("BII"), SkyHook Service Company ("SSC")

         William A. Fresh has served as Chairman of the Board and Chief Executive Officer of Magellan since its incorporation in June of 1989. He currently serves as a director of Cerprobe Corporation, a publicly traded Arizona Corporation which is engaged in the manufacturer of probe cards utilized in the final test of ICs in the semi-conductor industry. Mr. Fresh is a past director of EFI Electronics Corporation, a Utah manufacturer and marketer of surge suppression equipment for computer, industrial, medical and telecommunications devices. Mr. Fresh founded EFI in 1981 and subsequently served as its chairman and president until 1986. Mr. Fresh is currently chairman, president and owner of Orem Tek Development Corporation, a Utah consulting and business park development corporation. Mr. Fresh also serves on the Board of Directors of Sento Technical Innovations Corporation, a publicly-traded software company.

         Reginald Hughes was elected to the Board of Directors in 1996. He is the Executive Vice President of BioMeridian International, Inc., and a director of Magellan Technology, Inc.; He co-founded STI in 1995. From 1981 to 1994, he served in various capacities with Eyring Corporation, a high tech firm in Provo, Utah, specializing in defense contracting. While with Eyring, Mr. Hughes was promoted to the positions of Director and Vice President of Finance. Prior to joining Eyring Corporation, Mr. Hughes had a successful career as a Hospital Administrator.

         Richard I. Winwood joined the Board of Directors of the Company and SIS early in 1995. Mr. Winwood presently owns and operates several private businesses, some of which are in the Aviation Industry. In 1983, Mr. Winwood co-founded Franklin Covey Co., and subsequently served as its Executive Vice President and Chief Operating Officer until he resigned in 1992. Franklin Covey is a multinational, time management training and products company traded on the New York Stock Exchange. Prior to co-founding Franklin Covey, Mr. Winwood had a successful career in the computer services industry, working with General Electric Co., Automatic Data Processing, Inc. and Computer Sciences Corporation.

         Darwin D. Millet has been a member of the Board since 1994. Currently, he is President and Chief Operating Officer of SIS, LLC. Prior to coming to SIS, Mr. Millet served as Executive Vice President of Layton Construction Co., Inc. ("LCC") from 1992 to 1993, and as Chief Financial Officer from 1986 to 1991.

         Irving Monclova is President of SkyHook Service Company. He joined Magellan in late 1996. Mr. Monclova served in the United States Army from 1953 until 1982. He had tours in Europe, Korea, Republic of Vietnam, Panama and Puerto Rico. He culminated his military career as Commander of readiness programs of the reserve forces. In 1982, he joined Serv-Air, Inc. (Serv-Air was later acquired by E-Systems and later by Raytheon) In 1989, he was promoted to Vice President of Operations and Maintenance and transferred to Headquarters, Serv-Air, Inc., Greenville, Texas. In January 1993, he was promoted to the position of Vice President and Chief of Special Operations Programs. Mr. Monclova retired from Raytheon E-Systems in 1997.

Committees and Meetings

         The Board has formed a standing Audit Committee, the members of which are Darwin D. Millet and William A. Fresh. The Audit Committee held one meeting during the year ending December 31, 1997. The Audit Committee's functions include the recommendation of the Company's independent auditor, and the review of the Company's internal accounting and financial practices and controls and all services performed by the Company's independent auditor.

          The Board also has formed a standing Compensation Committee comprised solely of directors, the members of which are Richard I. Winwood and William A. Fresh. The Compensation Committee held four meetings during the fiscal year ending December 31, 1997. The Compensation Committee currently serves as the committee which administers the Magellan Technology, Incorporated Employee Stock Option Plan.

         During the fiscal year ending December 31, 1997, there were seven meetings held by the Board. No director attended fewer that 75 percent of the total number of meetings of the Board and of the committees on which he served. The Company does not maintain a standing nominating committee of the Board.

Director Compensation

         The directors of the Company are not presently compensated for attendance at the Board and committee meetings. All directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings.

EXECUTIVE OFFICERS

     There are no executive officers of the Company other than William A. Fresh and Douglas M. Angus. Certain information regarding William A. Fresh is set forth above under "Election of Directors--Nominees for Election as Directors."

EXECUTIVE COMPENSATION

         The following table sets forth, for the three fiscal years ended December 31, 1997, the compensation paid to the Company's Chief Executive Officer. No executive officer of the Company received salary and bonus compensation in excess of $100,000. The Chairman and CEO of the Company has agreed to serve without salary compensation until the Company achieves profitable operations. In April 1997 the Board granted a stock option to the Company's CEO for 250,000 shares of common stock.

                                                                     Long-term
                              Annual Compensation                   Compensation
                  ------------------------------------------        -----------
Name                                          Other
and                                           Annual               Securities
Principle                  Salary   Bonus  Compensation            Underlying
Position           Year     ($)      ($)      ($)                   Options
------------------------------------------------------------      -----------

William A. Fresh   1997     -0-      -0-      -0-                   250,000
Chief Executive    1996     -0-      -0-      -0-                     -0-
Officer            1995     -0-      -0-      -0-                     -0-

Option Grants in Last Fiscal Year

         The following table sets forth the options granted to named executive officers in the last fiscal year.



                              % of Options                             Potential Realizable Value at
Name and           Number      Granted to                              Assumed Annual Rates of Stock
Principle          of Options  Employees in  Exercise  Expiration      Price Appreciation for Option Term
Position           Granted     Fiscal Year    Price      Date               5%                 10%
--------------------------------------------------------------------------------------------------------

William A Fresh    250,000         22%       $. 37      April 2004       $ 33,851          $ 79,866
         CEO
--------------------------------------------------------------------------------------------------------


Aggregated Option Exercises in Last Fiscal Year and Year End Option Values

         The following table sets forth the aggregate value of options to acquire shares of the Common Stock held by the Chief Executive Officer on December 31, 1997.
                                                        Value of Unexercised
                            Number of Unexercised      In-the-Money Options at
                             Options at FY-End(#)        FY-End     ($)(1)
                           ----------------------      -----------------------
     Name                 Unexercisable/Exercisable   Unexercisable/Exercisable
----------------------    ------------------------    -------------------------
William A. Fresh . . .      500/250,500                    0/$156,250
----------------------
(1) Calculated based on the difference between the exercise price and the price of a share of the Company's Common Stock on December 31, 1997.

         Director Compensation. Directors of the Company are currently paid no fee for their service on the Board of Directors. Directors are also not currently paid a fee for, or reimbursed for expenses incurred with respect to, attendance at board or committee meetings.

Certain Relationships and Related Transactions

         Revolving Line of Credit Guaranties. During 1997 the Company entered into two separate line of credit agreements. Each of these agreements is for a $750,000 revolving line of credit secured by inventory and receivables. Three of the Company's major stockholders, Mr. William A. Fresh, Mr. Richard I. Winwood and Ballard Investments, LTD, have individually, personally guaranteed $500,000 (one third of the total of the two lines which total $1,500,000). Mss Fresh and Winwood serve as Directors. Mr. Fresh serves as the Company's Chief Executive Officer. The lines of credit bear interest at prime plus 1.5% . As of December 31, 1997, $740,000 and $745,000 respectively were outstanding under these line of credit agreements. Mss Fresh and Winwood and Ballard Investment Company LTD., each received warrants to purchase 50,000 shares of the Company's common stock for 37 cents per share in return for their guarantees.

          Non-Revolving Line of Credit Guaranties. During 1997 the Company entered into a non-revolving line of credit agreement. The agreement is for a $1,200,000 non-revolving line of credit secured by inventory and receivables. Three of the Company's major stockholders Mr. William A. Fresh, Mr. Richard I. Winwood and Ballard Investments, LTD, have individually and jointly guaranteed up to $1,200,000. ). Mss Fresh and Winwood serve as Directors. Mr. Fresh serves as the Company's Chief Executive Officer. The line of credit bears interest at prime plus 1.0%. As of December 31, 1997, $700,000 was outstanding under this non-revolving line of credit agreement. Mss Fresh and Winwood and Ballard Investment Company LTD., each received warrants to purchase 50,000 shares of the Company's common stock for 37 cents per share in return for their guarantees.


         Notes Payable to a Shareholder. During 1997 a Mr. William A. Fresh, a Director/Shareholder who also serves as the Chief Executive Officer loaned
$500,000 to the Company through five separate $100,000 notes through either himself or entities in which he held a controlling interest. The notes bear interest at 12% and are payable upon demand. Effective February 27, 1998 these notes were converted to common stock of the Company at 75 cents a share. In addition, the interest payable of approximately $35,500 was used by Mr. Fresh to exercise warrants to purchase common stock, the warrants had exercise prices of 20 cents to 37 cents a share. In addition Mr. Fresh loaned $400,000 to the Company subsequent to the year ended December 31, 1997. Effective February 27, 1998 the Mr. Fresh converted these notes payable to common stock at 75 cents a share. The interest payable of approximately $2,500 was used by Mr. Fresh to exercise warrants to purchase common stock, the warrants had exercise prices of 20 cents to 37 cents a share. For each $100,000 loaned to the Company, Mr. Fresh received a warrant to purchase 15,000 shares of the Company's common stock and 37 cents a share. The warrants are exercisable immediately and expire in ten years.

          Notes Payable to a Shareholder. During 1997 a Mr. Richard I. Winwood, a Director/Shareholder loaned $250,000 to the Company through two separate notes of $100,000 and $150,000 respectively. The notes bear interest at 12% and are payable upon demand. Effective February 27, 1998 these notes were converted to common stock of the Company at 75 cents a share. In addition, the interest payable of approximately $8,500 was used by the Mr. Winwood to exercise warrants to purchase common stock, the warrants had exercise prices of 20 cents to 37 cents a share. For each $100,000 loaned to the Company, Mr. Winwood received a warrant to purchase 15,000 shares of the Company's common stock at 37 cents a share. The warrants are exercisable immediately and expire in ten years.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

Principal Holders

         The following table lists the number of shares of Common Stock beneficially owned as of June 1, 1998, by each person known by the Company to be the beneficial owner of more than five percent (5%) of the Common Stock, by each director of the Company, by the Chief Executive Officer, and by all officers and directors of the Company as a group. Unless noted otherwise, each person named has sole voting and investment power with respect to the shares indicated.


                                                         Beneficial Ownership
                                                          As of June 1, 1998
                                                       -------------------------
                                                                     Percentage
                                                     Number of        of Class
Name and Address of Beneficial Owner                  Shares         Outstanding
-------------------------------------              ------------      -----------
William A. Fresh                                   5,488,713 (1)         29.0%
2238 E. Gambel Oak Drive
Sandy, Utah  84092

Richard Winwood                                    3,647,715 (2)         19.0%
7069 S. Highland Drive, Suite 102
Salt Lake City, Utah  84121

Ballard Investment Company LTD.                    1,724,987 (3)          9.1%
2611 East 1300 South
Salt Lake City, Utah  84108

Reginald Hughes                                      504,991 (4)          2.7%

Darwin D. Millet                                     302,170 (5)          1.6%

Irving Monclova                                       48,513 (6)           .3%

Other Executive Officers                             100,834 (7)           .6%

Judith Edwards                                     1,144,169              6.0%

Vaughn Cook                                        1,375,000 (8)          7.3%

All officers and directors as                     10,092,936             53.4%
a group (6 persons)

     The percentages set forth above have been computed based on 18,906,286 shares, which is the number of shares of the Common Stock outstanding and exercisable warrants and options held by officers and directors, excluding treasury shares held by the Company, outstanding as of June 1, 1998.
------------------------

(1) Includes 1,603,417 shares held by WAF Investment Company, a Utah limited partnership, of which Mr. Fresh is a general partner, 1,133,332 shares held by Reva Luana Fresh, spouse, 50,000 shares held by the William A. and Reva Luana Fresh Family Living Trust, 216,667 shares held by William A. & Reva Luana Fresh Charitable Remainder Trust, 60,000 shares held in trusts in which Reva Luana Fresh is the custodian, 316,667 shares held by Orem Tek Development, a Utah S Corporation, of which Mr. Fresh is the principal shareholder, 310,392 shares issuable upon the exercise of currently exercisable warrants, and 400,500 shares issuable upon presently exercisable options.

(2) 3,501,531 shares are held by the Richard I. Winwood Revocable Living Trust. Includes 146,184 shares issuable upon the exercise of currently exercisable warrants.

(3) Includes 185,837 shares issuable upon presently exercisable warrants. Craig Ballard, a general partner of Ballard Investment Company LTD, has the power to vote the shares and to make investment decisions with respect to the shares on behalf of Ballard Investment Company LTD.

(4) The shares are held by a Utah limited liability partnership of which Mr. Hughes is a general partner

(5) Includes 93,836 shares issuable upon presently exercisable warrants or options which become exercisable in 60 days.

(6)  Includes 35,000 of presently exercisable options.

(7) Includes 80,834 of presently exercisable options or options which become exercisable in 60 days.

(8) 1,375,000 shares are held by Digital Health, LLC, a Utah LLC controlled by Mr. Cook.


                     AMENDMENT OF ARTICLES OF INCORPORATION
           TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

         The Board has unanimously adopted a resolution setting forth a proposed amendment to the Company's Articles to increase the number of shares of Common Stock which the Company is authorized to issue from 25,000,000 to 50,000,000 shares. The increase in authorized shares will facilitate future public or private sale of equity to provide additional capital for the ongoing operations of the Company. Shares of common stock may also be used in connection with future acquisitions and for the Company's benefit plans

Description of Capital Stock

         Common Stock. The Articles currently authorize the issuance of 25,000,000 shares of Common Stock, par value $.0002 per share. As of July 6, 1998, there were 17,599,536 shares of Common Stock issued and outstanding, held by approximately 145 stockholders of record. Except as otherwise required by law, each share of Common Stock entitles the stockholder to one vote on each matter which stockholders may vote on at all meetings of stockholders of the Company. Holders of the Common Stock are not entitled to cumulative voting in the election of directors. Holders of the Common Stock do not have preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable thereto. Shares of Common Stock are currently entitled to share equally and ratably in dividends paid from the fund legally available for the payment thereof, when, as and if declared by the Board. Holders of Common Stock are also currently entitled to share ratably in the assets of the Company available for distribution to holders of Common Stock after payment of liabilities of the Company upon liquidation or dissolution of the Company, whether voluntary or involuntary. All the outstanding shares of Common Stock are fully paid and nonassessable. The Company has no present intention to issue any of the additional 25,000,000 shares of Common Stock that will become authorized pursuant to approval of the amendment to the Articles proposed herein. The declaration of dividends is subject to the discretion of the Board. The Company has no present intention of paying any cash dividends on the Common Stock and plans currently to retain any earnings to finance the development and expansion of its operations. The payment of cash dividends also may be restricted by a number of other factors, including future earnings, capital requirements and the financial condition of the Company, and restrictions on the payment of dividends imposed under Utah law.

         Utah Control Shares Acquisition Act. No provision of the Articles or Bylaws would delay, defer or prevent a change in control of the Company. Nonetheless, the Utah Control Shares Acquisition Act (the "Control Shares Act") provides that any person or entity which acquires 20% or more of the outstanding voting shares of a publicly-held Utah corporation is denied voting rights with respect to the acquired shares, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights. A "control share acquisition" is generally defined as the direct or indirect acquisition of either ownership or voting power associated with previously issued and outstanding control shares. The shareholders of a corporation may elect to exempt the stock of the corporation from the provisions of the Control Shares Act through adoption of a provision to the effect in the articles of incorporation or bylaws of the corporation. Neither the Company's Articles nor its Bylaws exempt the Common Stock from the Control Shares Act.

         Approval of the proposed amendment to the Articles requires that votes cast in favor of the proposed amendment exceed votes cast against it. The Board recommends a vote FOR amendment of the Articles of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue to 50,000,000 shares.

AMENDMENT OF OPTION PLAN TO INCREASE NUMBER OF SHARES AVAILABLE FOR ISSUANCE PURSUANT TO GRANTS THEREUNDER

         The Board has unanimously adopted a resolution setting forth a proposed amendment to the Option Plan to increase by 2,000,000 from 2,500,000 to 4,500,000, the number of shares of Common Stock, available for issuance pursuant to grants under the Option Plan, to provide that the Option Plan will be administered by the Board or a Committee of non-employee Directors and to terminate the formula award provision of the Option Plan. The additional shares will be available for the grant of options to key employees and others whose contributions are deemed important to the future success of the company.

Description of the Option Plan

         General. The Option Plan was adopted by the Board as of March 18, 1994. The following description of the Option Plan does not purport to be compete and is qualified in its entirety by reference to the full text of the Option Plan, a copy of which will be provided to any stockholder upon written request.

         Purpose. The purpose of the Option Plan is to promote the long-term success of the Company and the creation of incremental stockholder value by (a) encouraging directors and key employees of the Company and its subsidiaries to focus on critical long-range objectives, (b) encouraging the attraction and retention of key employees with exceptional qualifications, and (c) linking the interests of key employees of the Company directly to stockholder interests through increased stock ownership.

         Administration. As a result of changes to Rule 16b-3 promulgated by the Securities and Exchange Commission, the Board has amended the Option Plan to provide that it shall be administered by the Board or by a committee of the Board consisting of two or more non-employee directors appointed by the Board (The Board and/or the Committee are herein referred to as "The Option Plan Committee"). The Option Plan Committee is currently composed of the Compensation Committee of the Board. The Option Plan Committee, in its sole discretion, determines the number and type of awards granted to a participant under the Option Plan and the terms and conditions of such awards, including any vesting conditions. The Option Plan Committee executes agreements setting forth the terms of such awards (each, a "stock Award Agreement") and makes all other decisions relating to the operation of the Option Plan. As a result of the proposed changes, all directors will be eligible to receive options and awards under the Option Plan even if they are serving on the Option Plan Committee.

         Duration. The Option Plan will remain in effect until terminated by the Board. Notwithstanding the termination of the Option Plan, the Option Plan will continue in effect after such termination for purposes of the administration of any Option Plan award granted prior to such termination.

         Shares Subject to the Option Plan. The Option Plan provides for the issuance of Incentive Stock Options (the "Incentive Options"), as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options which are not governed by the provisions of
Section 422 of the Code ("Nonqualified Options" and, together with Incentive Options, "Options") for shares of Common Stock, and certain corresponding stock appreciation rights ("SARs"). The maximum number of Options that may be awarded under the Option Plan is currently 2,500,000. If any Options are forfeited or if any Option terminates for any reason before being exercised, then such Options, become available again for Awards under the Option Plan. Notwithstanding the above, if any Options are surrendered because corresponding SARs are exercised, such Options will not become available again for Awards under the Option Plan. Common Stock issued pursuant to the Option Plan may be authorized but unissued shares or treasury shares. As of June 8, 1998, the Company had granted options for the purchase of 2,765,835 shares (including Options for 265,835 shares that have been issued subject to the approval of this amendment) of Common Stock under the Option Plan. The following table sets forth as of June 8, 1998, the Options which have been granted under the plan, exclusive of options granted subject to the approval of this amendment, none of which were granted to the named Executive Officer or any Director.
(Excluding Options granted subject to the approval of this Amendment).

                                                                       OPTIONS
                     NAME                                              GRANTED
---------------------------------------------------------          ------------
William A. Fresh, Chairman of the Board, CEO and Director             400,500
Irving Monclova, Director, President SkyHook Services                 135,000
Directors who are not Executive Officers as a group                   167,668
Executive Officers as a group                                         197,500
Employees who are not Executive Officers as a group                 1,475,165


         In the event of a subdivision of the outstanding shares of Common Stock, a declaration of a dividend payable in Common Stock, a declaration of a dividend payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, a combination of consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a lesser number of shares of Common Stock, a recapitalization or similar occurrence (the occurrence of each of which may be referred to as a "Capital Change"), the Option Plan Committee will make appropriate adjustments in the number of Options, Restricted Shares and Stock Units available for future Awards under the Option Plan.

         Eligibility. Awards may be granted to directors, officers and employees of the Company and its subsidiaries that the Option Plan Committee, in its sole discretion, determines to be key employees (the "Key Employees"). Because the Option Plan Committee has complete discretion to determine the number and selection of Key Employees eligible to participate in the Option Plan, it is not possible to estimate accurately the number of persons who are or may become eligible to participate in the Option Plan.

          Options. The Option Plan Committee, in its sole discretion, may grant both Incentive Options and Nonqualified Options from time to time. The Option Plan provides that the exercise price of Options, restrictions upon the exercise of Options and restrictions on the transferability of shares issued upon the exercise of Options, will be determined by the Option Plan Committee in its sole discretion. The Option Plan Committee has sole discretion to determine the time or times when each Option vests and becomes exercisable. The term of an Incentive Option, however, may not be more than ten years from the date of grant. During the lifetime of the employee receiving the Option (the "Optionee"), the Option will be exercisable only by the Optionee and will not be assignable or transferable. Each Option will become exercisable in such installments, at such time or times, and is subject to such conditions, as the Option Plan Committee, in its discretion, may determine at or before the time the Option is granted. The Option Plan Committee may provide for the accelerated exercisability of an Option in the event of the death, disability or retirement of the Optionee. Unless otherwise provided by the Option Plan Committee, all Options will terminate ninety days after the termination of the employment of an Optionee, unless the Optionee's employment was terminated for cause, in which event the Options will immediately terminate upon the termination of such Optionee's employment.

         Formula Award to Non-Employee Directors. The Option Plan specifically provides for stock awards to Non-Employee Directors of the Company. 4,000 Formula Award Options have been granted under the plan. The Board elected to discontinue granting Formula Award Options after March 1995. All Directors, however, are eligible to receive discretionary grants of Options under the Option Plan.

         Payment. The exercise price of Options granted under the Option Plan is payable at the time of exercise in cash or, in the discretion of the Option Plan Committee, in shares of Common Stock or other forms approved by the Option Plan Committee. In the case of an Incentive Option, payment must be made only pursuant to the express provisions with regard to exercise that the Option Plan Committee determines to include in the applicable Stock Award Agreement. Any payment method approved by the Option Plan Committee must by consistent with applicable law, regulations and rules as well as the terms and conditions of the Option Plan.

         Stock Appreciation Rights. In connection with the grant of any Option, the Option Plan Committee, in its sole discretion, may also grant a SAR, which will relate to a specific Option granted to the Optionee. A SAR entitles the Optionee to surrender to the Company, unexercised, all or any part of that portion of the Option which is then exercisable and to receive from the Company an amount equal to the difference between the aggregate exercise price of the shares of Common Stock subject to the Option and the fair market value, as determined under the Option Plan, of such shares on the date of such exercise. Payment by the Company of any amount owing pursuant to the exercise of a SAR may be made in shares of Common Stock, cash or any combination of cash and shares, as determined in the sole discretion of the Option Plan Committee. The determination of the Option Plan Committee to include an SAR in an Incentive Option may be made only at the time of the grant of the Incentive Option. The Option Plan Committee may include a SAR with a Nonqualified Option at the time of the grant, and any time thereafter until six months before the expiration of the Nonqualified Option.

         A SAR may be exercised only to the extent the Option to which it is applicable is exercisable and may not be exercised unless both the SAR and the related Option have been outstanding for more than six months. If, on the date an Option expires, the exercise price of the Option is less than the fair market value of the shares of Common Stock on such date, then any SARs included in such Option is automatically deemed to be exercised as of such date with respect to any portion of such Option that has not been exercised or surrendered.

         Amendments. The Board may, at any time and for any reason, amend or terminate the Option Plan; provided, that any amendment to the Option Plan will be subject to the approval of the Company's stockholders to the extent required by applicable laws, regulations or rules. No amendment, suspension or termination of the Option Plan will affect an Award granted on or prior to the effective date of such amendment.

         General Provisions. Neither the Option Plan nor the grant of any Award thereunder gives any individual the right to remain employed by the Company or any of its subsidiaries. The Option Plan does not inhibit the Company's ability to terminate or modify the terms of the employment of any employee at anytime, with or without cause. Participants in the Option Plan have no rights with respect to dividends, voting or any other privileges accorded to the Company's stockholders at the issuance of stock certificates for shares of Common Stock. Recipients of Options have no obligation to exercise such Options. Participants in the Option Plan have no rights or interest under the Option Plan in any Option or shares of the Common Stock prior to the grant of an Option or the issuance of shares upon exercise thereof.

New Plan Benefits

         Because the Option Plan committee has complete discretion to determine the number and selection of Key Employees, as well as the recipients, number, type, vesting requirements and other terms of any Award under the Option Plan, it is not possible to determine the benefits or amounts, if any, that will be received by or allocated to any person under the Option Plan.

Federal Income Tax Consequences

         The following tax discussion is a brief summary of federal income tax law applicable to the Option Plan. The discussion is intended solely for general information and omits certain information which does not apply generally to all participants in the Option Plan.

         Initial Grant of Options and SARS. A recipient of Options, whether Nonqualified Options or Incentive Options, or SARs incurs no income tax liability, and the Company obtains no deduction, from the grant of Options or SARS.

         Incentive Options. The holder of an Incentive Option is not subject to federal income tax upon the exercise of the Incentive Option, and the Company is not entitled to a tax deduction by reason of such exercise, provided that the holder is still employed by the Company (or terminated employment no longer than three months before the exercise date). Additional exceptions to this exercise timing requirement apply upon the death or disability of the Optionee. A sale of the shares of Common Stock received upon the exercise in an Incentive Option which occurs both more than one year after the exercise of the Incentive Option and more than two years after the grant of the Incentive Option will result in the realization of long-term capital gain of loss to the Optionee in the amount of the difference between the amount realized on the sale and the exercise price for such shares. Generally, upon a sale or disposition of the shares prior to the foregoing holding requirements (referred to as a "disqualifying disposition"), the Optionee will recognize ordinary compensation income, and the Company will receive a corresponding deduction, equal to the lesser of (i) the excess of the fair market value of the shares on the date of transfer to the Optionee over the exercise price, or (ii) the excess of the amount realized on the disposition over the exercise price.

         The excess of the fair market value of the shares of Common Stock at the time of the exercise of an Incentive Option over the Option price will increase the Optionee's alternative minimum taxable income subject to the alternative minimum tax, unless a subsequent disqualifying disposition occurs in the same taxable year of the Optionee in which the Common Stock was purchased.

         Nonqualifying Options. Upon the exercise of a Nonqualified Option, the amount by which the fair market value of the shares of Common Stock on the date of exercise exceeds the exercise price is taxed to the Optionee as ordinary compensation income. The Company is generally entitled to a deduction in the same amount, provided it satisfies certain requirements relating to the terms of the Option and makes all required wage withholdings on the compensation element attributable to the exercise. In general, the Optionee's tax basis in the shares acquired by exercising a Nonqualified Option is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the Optionee will realize capital gain or loss in an amount equal to the difference between the sale price and his or her basis in the shares.

          SARs. Upon the exercise of a SAR a participant under the Option Plan will recognize ordinary compensation income in the amount of both the cash and the fair market value of the shares of Common Stock received upon the exercise of the SAR and generally the Company will be entitled to a corresponding deduction. In the event the participant receives shares of Common Stock upon the exercise of the SAR, any shares so acquired will have a tax basis equal to their fair market value on the date of such exercise or payment, and the holding period of the shares will commence on the day following that date. Upon a subsequent sale of such shares, the participant will recognize capital gain or loss (long-term or short-term, depending on whether the shares were held for more than twelve months before the sale) in an amount equal to the difference between the sale price and his or her basis in the shares.

         Withholding Tax Obligations. To the extent required by applicable federal, state, local or foreign law, the recipient of any payment or distribution under the Option Plan must make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of such payment or distribution. The Company is not required to make such payment of distribution until such obligations are satisfied. The Committee may permit an Option Plan participant who exercises a Nonqualified Option to satisfy all or part of his or her withholding tax obligation by having the Company withhold a portion of the Common Stock that otherwise would be issued to the participant under such Nonqualified Option.

Approval of Amendments of Option Plan

         Approval of the proposed amendments to the Option Plan requires that votes cast in favor of the proposed amendment exceeds votes cast against it. The Board recommends a vote FOR amendment of the Option Plan to increase by 2,000,000 the number of shares of Common Stock, available for issuance pursuant to grants under the Option Plan, and the other amendments described above.

Certain Interests of Directors

         In considering the recommendation with respect to the amendment of the Option Plan, stockholders should be aware that members of the Board have certain interests which may present them with conflicts of interest in connection with such proposal. As discussed above, all directors are eligible to participate in the Option Plan. The Board recognizes that adoption of the proposed amendment to the Option Plan may benefit individual directors of the Company and their successors, but it believes that approval of the amendment of the Option plan will strengthen the Company's ability to continue to attract, motivate and retain qualified employees, officers and directors. As of June 1, 1998 current members of the Board owned, in the aggregate, approximately 52.8% of the outstanding shares of Common Stock. See "Principal Holders of Voting Securities."

RATIFICATION OF SELECTION OF AUDITOR
AND CHANGES IN AUDITOR

         The Audit Committee has recommended, and the Board has selected, the firm of Tanner + Company of Salt Lake City, Utah, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 1998, subject to ratification by the shareholders. The Board anticipates that one or more representatives of Tanner + Company will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Board recommends that shareholders vote FOR ratification of the appointment of Tanner + Company as the Company's independent auditor.

OTHER MATTERS

         As of the date of this Information Statement, the Board knows of no other matters to be presented for action at the Annual Meeting. However, if any further business should properly come before the meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

ADDITIONAL INFORMATION

         The Company will provide without charge to any person from whom an Information statement is solicited by the Board, upon the written request of such person, a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Douglas M. Angus, Secretary of the Company, at 13526 South 110 West, Draper, Utah 84020.